Exhibit 10.43

October 16, 2014

Saundra Pelletier

Dear Saundra:

It gives me great pleasure to confirm the offer for your full-time, regular employment with Evofem, Inc. as Chief Executive Officer (CFO). (Note that in connection with the contemplated initial public offering, Evofem, Inc. may reorganize and have a parent entity, in which case your employment would be with Evofem, Inc.’s parent entity

This term of employment will begin on October 16, 2014, carries an annual salary of US $250,000 and is eligible for benefits, including an annual bonus of up to fifty percent (50%) of your annual salary at the time, which bonus shall be payable upon the achievement of certain performance metrics as determined by the Board of Directors You will also receive a bonus of $50,000 upon the completion of Evofem’s initial public offering if that initial public offering is completed prior to December 31, 2015 (the “IPO Bonus”) The IPO Bonus amount will be deducted from any annual bonus payout amount you may be eligible to receive in the calendar year in which the initial public offering takes place. Additionally, you will be eligible for medical, dental, and vision coverage that will be available to similarly situated employees

Additionally, you will be eligible to participate in our 401K plan. Please note that both the service requirements and the employer contribution from Evofem will differ from those currently in effect once the TriNet system is in place Once the applicable Evofem entity is set up in our TriNet payroll system the service requirement is six (6) months, the pay period employer contribution is three per cent (3%) and the annual employer contribution is an additional one percent (1%).

Further, and subject to the formal approval of the Evofem board of directors, in connection with the expected initial public offering of Evofem, you will also be eligible to receive one of the following an option to purchase a number of shares of common stock of Evofem (or its public parent, as the case may be) equal to approximately one and one half percent (1.5%) of the outstanding capital stock of Evofem (or its public parent) calculated immediately after the closing of the expected initial public offering at an exercise price equal to the price paid by investors in such initial public offering. Such option shall vest over four years with a one year cliff and monthly vesting thereafter, subject to acceleration upon change in control referenced below. Such option shall be embodied in a separate written option award agreement and subject to the Evofem equity incentive plan.

Additionally, you will be eligible for the following severance protection:

Six (6) months’ salary with paid benefits for the same period of time for termination without cause and twelve (12) months’ salary with paid benefits for the same period of time in connection with a change in control transaction. Such severance arrangement shall be embodied in a separate written agreement substantially similar to that entered into by other senior executives of Evofem or its parent EvoMed LLC. In addition, vesting of the option referenced above shall fully vest upon a change in control.

You will also be eligible for vacation accrual at a rate of twenty-five (25) days per year. Upon your acceptance of this offer, I will schedule a time to review all your benefits in detail so that you can enroll for the coverage you want.

Please note: Employment is governed by Evofem’s Personnel Policies and is not for a fixed period unless Evofem specifies in writing. Employment with Evofem is at will, and either the employee or Evofem can terminate employment at any time. The terms of this letter embody the entire agreement and understanding between you and Evofem with respect to the subject matter hereof and supersede any prior or contemporaneous communications (whether written or oral) related to the subject matter hereof.

By signing below you agree to the terms of this offer.

Sincerely,

/s/ Joe Pike

Joe Pike Chairman	Agreed:	/s/ Saundra Pelletier Employee/Date

Evofem, Inc. | 8910 University Center Lane | Suite120 | San Diego, CA 92122

P 858-550-1901 Ex. 101 | F 858-550-0119 | evofem.com